Exhibit 10.5

Chicago Dallas Detroit New York San Francisco
May 29, 2008
Board of Directors
Handleman Company
500 Kirts Boulevard
Troy, MI 48084-5225
Re: Management Services Agreement — Second Addendum
Ladies and Gentlemen:
This letter represents the second addendum (the “Second Addendum”) to the agreement between AP Services, LLC, a Delaware limited liability company (“APS”) and Handleman Company (“Handleman” or the “Company”) dated November 26, 2007 (the “Engagement Letter.”) Unless otherwise modified herein, the terms and conditions of the Engagement Letter remain in full force and effect.
Exhibit A to the Engagement Letter indicates that A. A. Koch is committed full time to the engagement. As a consequence of actions taken and to be taken it is anticipated that Mr. Koch’s required future commitment will be full time at some times and part time at other times. Accordingly, Exhibit A is amended to read “as required by the circumstances” with respect to Mr. Koch’s time commitment.
The attached Schedule 1 (“Fees and Expenses”) supersedes in its entirety the Schedule 1 that was attached to the Engagement Letter dated November 26, 2007.
* * *
If these terms meet with your approval, please sign and return a copy of this First Addendum. We look forward to our continuing relationship with you.
Sincerely yours,
AP Services, LLC
A. A. Koch
Managing Director
2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 | 248.358.1969 fax | www.alixpartners.com

Board of Directors
May 29, 2008

Acknowledged and Agreed to by the Company’s Board of Directors:

HANDLEMAN COMPANY

By:

Its:
Dated:

Schedule 1
Fees and Expenses as Amended May 29, 2008
1.	Fees: APS’ fees will be based on the hours worked by APS personnel at APS’ regular hourly rates, which are:

Managing Directors	$600-750
Directors	$440-575
Vice Presidents	$325-450
Associates	$260-315
Analysts	$210-230
Paraprofessionals	$100-175
Independent Contractors
APS reviews and revises its billing rates on January 1 of each year.

2.	Success Fee: In addition to hourly fees, APS will be compensated for its efforts by the payment of a Success Fee. The Company understands and acknowledges that the Success Fee is an integral part of APS’ compensation for the engagement.

The Success Fee shall be as follows:
APS shall receive 5% (five percent) of the fair value of cash and/or other assets that is distributed to shareholders. The Success Fee payment shall be made in cash and the due date shall be concurrent with the date(s) that distributions are made to the Company’s shareholders. The following terms and conditions further define the calculation and payment of this Success Fee and are an integral part of its definition and payment.
A.	[Deleted]

B.	[Deleted]

C.	If the Board terminates Mr. Koch without cause then the full amount of the Success Fee shall be earned and remain payable as set forth above. Furthermore, if the individuals who today constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of the Company then upon such occurrence it shall be deemed to be a termination of Mr. Koch’s employment without cause.

D.	The right to receive the Success Fee shall vest monthly pro rata on the last day of each month for the first 12 consecutive months of this engagement starting with November 30, 2007. In the event that Mr. Koch voluntarily terminates his employment the vested Success Fee shall be payable as set forth above. For example, if Mr. Koch terminates his employment during the 12th month of service then 11/12 of the Success Fee shall have been earned and remain payable as set forth above. Mr. Koch agrees that he will give no less than 30 days notice of intent to terminate unless such termination is occasioned by his death or disability.

E.	[Deleted]

F.	[Deleted]

G.	[Deleted]

H.	If the Company terminates Mr. Koch for cause then no Success Fee shall be payable. Cause shall mean the following after receipt of written notice with the opportunity to cure:
a)	Koch’s failure or refusal to materially perform his duties and responsibilities, or the failure of Koch to devote substantially all of his business time and attention (unless Koch’s time commitment is reduced with the Company’s consent) to the business and affairs of the Company;

b)	The willful misappropriation of the funds or property of the Company;

c)	Conviction of a felony or of any crime involving moral turpitude, dishonesty, theft, unethical or unlawful conduct; or

d)	The commission by Koch of any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company, or that may tend to bring Koch or the Company into disrepute, or the commission of any act that is a breach of Koch’s fiduciary duties to the Company.
3.	Expenses: In addition to the fees set forth herein, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and postage.

4.	Break Fee: APS does not seek a Break Fee in connection with this engagement.

5.	Retainer: The Company shall pay APS a retainer of $250,000 to be applied against Fees and Expenses as set forth in this Schedule and in accordance with Section 2 of the attached General Terms and Conditions.